Exhibit 3.13

CERTIFICATE OF INCORPORATION

OF

THE SHERIDAN GROUP HOLDING COMPANY

FIRST:  I, J. M. Dryden Hall, Jr., whose post office address is Ten East Baltimore Street, Suite 1212, Baltimore, Maryland 21202, being at least eighteen (18) years of age, hereby form a corporation under and by virtue of the General Corporation Law of the State of Delaware.

SECOND:  The name of the corporation (which is hereinafter called the “Corporation”) is The Sheridan Group Holding Company.

THIRD:  The purposes for which the Corporation is formed are:

(1)  To engage in the business of the maintenance and management of intangible investments, including without limitation, investments in stocks, bonds, notes, other debt obligations, patents, trademarks, tradenames and similar types of intangible assets, and the collection and distribution of the income from such investments or from tangible property physically located outside the State of Delaware.

FOURTH:  The post office address of the Corporation’s Registered Office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801.  The name of the Registered Agent at such address is The Corporation Trust Company.  Located in New Castle County.

FIFTH:  The total number of shares of capital stock which the Corporation has authority to issue is Five Thousand (5,000) shares of common stock without par value.

SIXTH:  The names and addresses of the Director, who shall act until the first annual meeting and until any successors are duly chosen and qualified, is J. M. Dryden Hall, Jr. and R. Champlin Sheridan.

SEVENTH:  Except as may otherwise be provided by the Board of Directors, no holder of any shares of the stock of the Corporation shall have any pre-emptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or ay securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

EIGHTH:  The Corporation shall indemnify a present or former director or officer of the Corporation in connection with a proceeding to the fullest extent permitted by and in accordance with Section 145 of the General Corporation Law of the Delaware Code Annotated.

IN WITNESS WHEREOF, I have hereunto signed these Articles of Incorporation this 21st day of December, 1988, and I acknowledge the same to be my act.

WITNESS:

/s/	/s/ J. M. Dryden Hall, Jr.
J. M. Dryden Hall, Jr.